CALCULATION OF REGISTRATION FEE Title of Each Class of Maximum Aggregate Amount of Securities Offered Offering Price Registration Fee 2.250% InterNotes® Due March 15, 2017 $4,586,000 $525.56 3.000% InterNotes® Due March 15, 2019 $4,010,000 $459.55 3.600% InterNotes® Due March 15, 2022 $2,761,000 $316.41

Filed under 424(b)(2), Registration Statement No. 333-164985 Pricing Supplement No. 110 - Dated Monday, March 12, 2012 (To: Prospectus Dated February 19, 2010, and Prospectus Supplement Dated February 19, 2010) CUSIP Principal Gross Net Coupon Coupon Maturity 1st Coupon 1st Coupon Survivor’s Product Number Amount Selling Price Concession Proceeds Rate Frequency Date Date Amount Option Ranking 26054LPT4 $4,586,000.00 100% 1.250% $4,528,675.00 2.250% Semi-Annual 03/15/2017 09/15/2012 $11.25 Yes Senior Unsecured Notes Redemption Information: Callable at 100.000% on 03/15/2013 and every coupon date thereafter Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 03/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus. 26054LPU1 $4,010,000.00 100% 1.450% $3,951,855.00 3.000% Semi-Annual 03/15/2019 09/15/2012 $15.00 Yes Senior Unsecured Notes Redemption Information: Callable at 100.000% on 03/15/2013 and every coupon date thereafter Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 03/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus. 26054LPV9 $2,761,000.00 100% 1.800% $2,711,302.00 3.600% Semi-Annual 03/15/2022 09/15/2012 $18.00 Yes Senior Unsecured Notes Redemption Information: Callable at 100.000% on 03/15/2013 and every coupon date thereafter Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citi, Merrill Lynch, Morgan Stanley, UBS Securities LLC, Wells Fargo Advisors, LLC The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical Company, in whole on the interest payment date occurring on 03/15/2013 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.Trade Date: Monday, March 12, 2012 @ 12:00 PM ET Settle Date: Thursday, March 15, 2012 Minimum Denomination/Increments: $1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC Number 0235 via RBC Dain Rauscher Inc If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date. Legal Matters: In the opinion of Kenneth Hemler, Counsel, of The Dow Chemical Company (the “Company”), the notes offered by this pricing supplement have been duly authorized, and when executed and issued by the Company, authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity). This opinion is given as of the date hereof and is limited to the law of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to the same assumptions and qualifications stated in the letter of such counsel dated February 15, 2012, filed in the Company’s Current Report on Form 8- K dated February 15, 2012 and incorporated by reference as Exhibit 5.1 to the Company’s registration statement on Form S-3 ASR (No.: 333-164985). Capitalized terms used in this paragraph without definition have the meanings ascribed to them in the accompanying Prospectus Supplement. InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved. The Dow Chemical Company The Dow Chemical Company InterNotes